UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                           Commission File No. 0-27552

                          OAK RIDGE CAPITAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

                        701 XENIA AVENUE SOUTH, SUITE 130
                             GOLDEN VALLEY, MN 55416
                                 (763) 923-2266
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           COMMON STOCK, NO PAR VALUE
                        WARRANTS TO PURCHASE COMMON STOCK
           9.5% SUBORDINATED SINKING FUND NOTES DUE DECEMBER 15, 2003
            (Title of each class of securities covered by this Form)

                                      NONE
                 (Titles of all other classes of securities for
       which a duty to file reports under Section 13(a) or 15(d) remains)

         Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [X]          Rule 12h-3(b)(1)(i)  [X]
         Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(ii) [ ]          Rule 12h-3(b)(2)(ii) [ ]
                                           Rule 15d-6           [ ]


 Approximate number of holders of record as of the certification or notice date:

         COMMON STOCK, NO PAR VALUE                                  29
         WARRANTS TO PURCHASE COMMON STOCK                           62
         9.5% SUBORDINATED SINKING FUND NOTES DUE DECEMBER 15, 2003  32

         Pursuant to the requirements of the Securities Exchange Act of 1934, Oak Ridge Capital Group, Inc. has caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                      OAK RIDGE CAPITAL GROUP, INC.


Dated:  August 14, 2003               By:  /s/ Marc H. Kozberg
                                         ---------------------------------------
                                      Name: Marc H. Kozberg
                                      Title:   Chief Executive Officer